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                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
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[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
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[X] Soliciting Material Pursuant to Rule 14a-12

                   MARRIOTT RESIDENCE INN LIMITED PARTNERSHIP
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                (Name of Registrant as Specified In Its Charter)

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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

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[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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             [MARRIOTT RESIDENCE INN LIMITED PARTNERSHIP LETTERHEAD]


                                   December 3, 2001



Dear Marriott Residence Inn Limited Partner:

           We are pleased to announce that on November 28, 2001 Marriott Residence Inn Limited Partnership (the "Partnership") entered into a definitive merger agreement with Apple Hospitality Two, Inc. ("Apple") pursuant to which Apple will acquire all of the outstanding partnership interests in the Partnership. In the merger, each unit of limited partnership of the Partnership ("Units") will be converted into $636.43 in cash. The aggregate purchase price for all of the outstanding Units and the general partner interest of the Partnership is $41,950,000. Merrill Lynch & Co., the Partnership's financial advisor, has delivered to the General Partner its opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the Limited Partners.

           In addition, immediately prior to the closing of the merger, the Partnership intends to distribute to the Limited Partners certain Partnership cash. The actual amount of the distribution to be made will vary depending upon a number of factors, particularly the performance of the Partnership's hotels prior to the closing of the merger. If the merger had closed at the end of the third quarter of 2001, the amount of the distribution would have been approximately $100 per Unit.

           Pursuant to the merger agreement, the surviving partnership in the merger will assume approximately $94 million of the Partnership's indebtedness. Apple will also deposit into escrow $35 million of the purchase price, $3 million of which will be held as an earnest money deposit and $32 million of which will be held as evidence of Apple's financial ability to consummate the merger.

           Further pursuant to the merger agreement, the Partnership will establish a subsidiary prior to the closing of the merger to satisfy certain post-closing obligations of the Partnership and to hold certain contingent assets of the Partnership. The Partnership will contribute $1.5 million of Partnership cash and assign certain contingent assets to this new entity, which will be managed without profit by the General Partner. Prior to the closing of the merger, the Partnership will distribute to each Limited Partner their pro rata ownership interest in the new entity. As soon as the new entity has satisfied the obligations for which it is created, which is expected to occur within two years after the completion of the merger, it will be liquidated and its assets distributed to the Limited Partners.

           Consummation of the merger, which is expected to occur during the first quarter of 2002, is subject to certain conditions, including approval of the merger by the Limited Partners,


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consent of the Partnership's lenders, consent of the manager of the
Partnership's hotels and other customary conditions.

           In connection with the merger, the Partnership will file a consent solicitation statement and other relevant documents with the U.S. Securities and Exchange Commission (the "SEC"). The Partnership will mail a copy of the consent solicitation statement to each Limited Partner who is listed on the records of the Partnership on the record date, which will be a date that is immediately prior to the mailing date. Limited Partners are urged to read the consent solicitation statement carefully when it becomes available, together with all other relevant documents filed by the Partnership with the SEC. Such documents will contain important information with respect to the merger. You will also be able to obtain the consent solicitation statement and all other relevant documents filed by the Partnership with the SEC free of charge at the web site maintained by the SEC at www.sec.gov. In addition, you can obtain documents
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filed by the Partnership with the SEC free of charge by requesting them in writing from the Partnership at: Marriott Residence Inn Limited Partnership, 10400 Fernwood Road, Bethesda, MD 20817, Attention Investor Relations, or by telephone at 301-380-2070.

           Limited Partners are urged to read the consent solicitation statement carefully and in its entirety before making any voting decision.

           We anticipate that the consent solicitation statement will be mailed to the Limited Partners during the first quarter of 2002. It will be important for the General Partner to have on record the address and telephone number at which to reach you during that time period. Please contact the General Partner with any necessary updates to this information as soon as possible. Changes may be mailed to the address above, faxed to 301-380-5370 or sent via email to lpinfo@hostmarriott.com.

         The Partnership, the General Partner and the executive officers and managers of the General Partner may be deemed to be participants in the solicitation of consents from the Limited Partners in connection with the merger. Information about the General Partner and the executive officers and managers of the General Partner and their ownership of interests in the Partnership is set forth in the Partnership's annual reports on Form 10-K filed with the SEC. Limited Partners may obtain additional information regarding the interests of such participants by reading the consent solicitation statement regarding the merger when it becomes available.

           If you have any questions with respect to these matters, please call the Partnership's Investor Relations Group at 301-380-2070.

                                             Very truly yours,

                                             RIBM ONE LLC
                                             General Partner

                                             /s/ Robert E. Parsons, Jr.
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                                             Robert E. Parsons, Jr.
                                             President and Manager